UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2007

ITC^DeltaCom, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-23253	58-2301135
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7037 Old Madison Pike Huntsville, Alabama	35806
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (256) 382-5900

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 16, 2007, in connection with the proposed recapitalization transactions (the “Recapitalization”) described in its Current Report on Form 8-K filed on June 14, 2007 (the “June Form 8-K”), ITC^DeltaCom, Inc. (the “Company”) entered into an agreement (the “Purchase Agreement”), with H Partners LP, Joshua Tree Capital Partners and Trace Partners, LP (collectively, the “Purchasers”), pursuant to which the Company has agreed to issue and sell to the Purchasers 412,215 shares of a new issue of the Company’s 6% Series H Convertible Redeemable Preferred Stock, par value $0.01 per share (the “Series H preferred stock”), at a purchase price of $100 per share for an aggregate purchase price of approximately $41.2 million. Subject to the satisfaction of closing conditions specified in the Purchase Agreement, the Company will issue and sell the Series H preferred stock to the Purchasers on the date on which the Company consummates the Recapitalization and related transactions described in the June Form 8-K (the “Recapitalization Closing Date”). Each Purchaser is currently a common stockholder of the Company.

The Company has agreed in the Purchase Agreement to seek to make a rights offering of its common stock (the “Rights Offering”) as soon as reasonably practicable after the Recapitalization Closing Date. Pursuant to the Rights Offering, which the Company will register under the Securities Act of 1933, as amended (the “Securities Act”), the Company will offer to holders of each share of its common stock on the applicable record date non-transferable rights (the “Rights”) to purchase 1.18 shares of common stock per Right (the “Subscription Ratio”) at a purchase price of $3.03 per share, for an aggregate purchase of up to 13,604,455 new shares of common stock. The Subscription Ratio will be subject to adjustment if the number of shares of common stock outstanding immediately after consummation of the Recapitalization and related transactions differs from the number of shares estimated as of the Purchase Agreement date to be then outstanding. The Purchase Agreement provides that certain common stockholders of the Company will not participate in the Rights Offering, including investment funds affiliated with Welsh, Carson, Anderson & Stowe and investment funds sponsored by Tennenbaum Capital Partners, LLC, which will receive shares of common stock in the Recapitalization and related transactions as described in the June Form 8-K, and certain members of the Company’s executive management.

The Purchase Agreement provides that the aggregate purchase price payable to the Company upon exercise of all of the Rights may not exceed the $41.2 million purchase price for the Series H preferred stock. The Company will redeem the outstanding shares of the Series H preferred stock with the proceeds of the Rights Offering at a redemption price of $100 per share. Any shares of Series H preferred stock that are not redeemed from the proceeds of the Rights Offering will mandatorily and automatically convert into 33 shares of common stock at the earlier of the conclusion of the Rights Offering or January 31, 2008. If all of the Rights are exercised, the Series H preferred stock would be redeemed in full and, based on the number of shares of common stock and common-stock equivalents estimated to be outstanding immediately after consummation of the Recapitalization and related transactions, the Company estimates that the minority stockholders would increase their ownership of the common stock from approximately 20.8% to approximately 23.5% on a fully diluted basis. If the Rights Offering is not consummated by a date that will permit redemption of some or all of the Series H preferred stock before January 31, 2008, the Purchasers of the Series H preferred stock on January 31, 2008, will receive all of the shares of common stock issuable upon conversion of the preferred stock.

The Series H preferred stock will rank senior to the common stock and each other class of capital stock or series of preferred stock of the Company with respect to dividend rights and distributions upon the liquidation, dissolution or winding up of the Company. Each share of Series H preferred stock will have a stated liquidation preference of $100 and will be entitled to receive cash dividends at an annual rate of 6% from the date of issue until such time as each share of Series H preferred stock is redeemed by the Company or converted into common stock, as described above. The Company will not have any right to redeem any of the Series H preferred stock other than from the proceeds of the Rights Offering. Holders of the Series H preferred stock will be entitled to vote together with the holders of the common stock as a single class on all matters submitted to a vote of the Company’s stockholders, including the election of directors. With specified exceptions to permit the Recapitalization, the affirmative vote of the holders of a majority of the outstanding shares of the Series H preferred stock will be required to authorize the Company to pay dividends on, or to purchase or otherwise redeem, shares of any other class of the Company’s capital stock.

The closing of the sale of the Series H preferred stock, as well as the registration of the Rights Offering, is conditioned on consummation of the Recapitalization (after giving effect to the modifications described herein) and related transactions and other customary financing conditions. It also is a condition to the sale of the Series H preferred stock that the Company redeem half of its outstanding 8% Series A Convertible Redeemable Preferred Stock for approximately $11 million and convert the balance of the Series A preferred stock into approximately 1.7 million shares of common stock.

The information set forth in the June Form 8-K is incorporated in this Item 1.01 by reference.

Item 1.02	Termination of a Material Definitive Agreement

The information set forth under Item 1.01 of this report is incorporated in this Item 1.02 by reference.

The proceeds from the sale of the Series H preferred stock will replace funds that the Company had contemplated that it would receive from the sale of common stock for a minimum of $29.0 million pursuant to a private offering to be conducted in accordance with the terms of a commitment letter, dated June 8, 2007, with Credit Suisse Securities (Europe) Limited, as described in the June Form 8-K. Effective on July 16, 2007, as a result of execution of the Purchase Agreement described in Item 1.01 of this report, the Company and Credit Suisse Securities (Europe) Limited terminated the foregoing commitment letter.

Item 3.02	Unregistered Sales of Equity Securities

The information set forth under Item 1.01 of this report is incorporated in this Item 3.02 by reference.

As described in Item 1.01 of this report, the Company will issue Series H preferred stock to the Purchasers upon satisfaction of the closing conditions set forth in the Purchase Agreement. The Company made its non-public offering of the Series H preferred stock to the Purchaser in reliance on the exemption from registration under the Securities Act afforded by Section 4(2) of the Securities Act and Regulation D thereunder. Each Purchaser has represented to the Company that it is either a “qualified institutional buyer” as defined in Rule 144A under the Securities Act or an “accredited investor” as defined in Rule 501(a) under the Securities Act.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITC^DELTACOM, INC.

Date: July 20, 2007	/s/ J. Thomas Mullis
J. Thomas Mullis
Senior Vice President-Legal and Regulatory
(Duly Authorized Officer)

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